Exhibit 99.1

Key Energy Services, Inc. 1301 McKinney Street Suite 1800 Houston, TX 77010	June 1, 2015 Contact: West Gotcher, Investor Relations 713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Announces the Completion of $415 million in New Credit Facilities

HOUSTON, TX, June 1, 2015 – Key Energy Services, Inc. (NYSE: KEG) announced today that it has closed a $100 million asset-based revolving credit facility (“ABL”) due February 2020 and closed and funded a $315 million term loan facility due June 2020 (together, the “Facilities”). The Facilities replace Key’s existing $400 million senior revolving credit facility.

The Facilities do not have cash flow based financial maintenance covenants; however, the Facilities require Key to maintain $100 million in liquidity, including cash and availability under the ABL. Upon closing, Key had $270.6 million of liquidity, assuming the completion of certain post-closing collateral perfection requirements. The Facilities also require Key to maintain the ratio of the net orderly liquidation value of its assets and certain term loan proceeds to term loan borrowings of 1.5x. As of the date of closing, this ratio was 2.15x. The ABL also includes a fixed charge coverage ratio of 1.0x, which is tested only if excess availability under the ABL falls below a specified threshold or upon the occurrence of certain other events. The term loan was issued at an OID of 3.0% with an annual rate of LIBOR plus 9.25% with a 1.00% LIBOR floor. The ABL bears interest at an annual rate on outstanding borrowings of LIBOR plus 4.5%, with a fee on unused commitments ranging from 1.00% - 1.25% based on utilization. Key plans to file copies of the Facilities with the U.S. Securities and Exchange Commission as exhibits to a Current Report on Form 8-K, and reference should be made to the Facilities for a complete description of their terms.

Commenting on the transaction, Dick Alario, Key’s Chairman, President and Chief Executive Officer stated, “We believe that with the consummation of the refinancing of Key’s existing revolving credit facility, we have secured sufficient liquidity with a favorable covenant structure to navigate the current industry downturn and flexibility with respect to our on-going Foreign Corrupt Practices Act investigation.”

Bank of America Merrill Lynch acted as the Sole Lead Arranger of the term loan facility and Bank of America Merrill Lynch and Wells Fargo acted as Joint Lead Arrangers on the ABL.

June 1, 2015

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding the Company’s projected liquidity and the resolution of the FCPA investigation. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks related to Key’s new credit facilities, including that Key may not be able to comply with the covenants in the new facilities or that the borrowings available under the ABL, together with cash generated by operations, will not provide sufficient liquidity for Key; risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that Key’s expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key’s businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks relating to Key’s ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks relating to compliance with the FCPA and anti-corruption laws, including risks related to increased costs in connection with FCPA investigations; risks regarding the timing or conclusion of the FCPA investigations, including the risk of fines or penalties imposed by government agencies for violations of the FCPA; risks affecting Key’s international operations, including risks affecting Key’s ability to execute its plans to withdraw from its international markets outside North America; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into Key’s operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, Ecuador, the Middle East and Russia.

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